Exhibit 15
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-08246 on Form F-3, and No. 333-106837 on Form F-3/S-3 of our report dated 7 October 2005 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the nature and effect of differences between accounting principles generally accepted in the United Kingdom and the United States of America, our audit of the translation of pounds sterling amounts into U.S. dollar amounts) appearing in this Annual Report on Form 20-F of British Sky Broadcasting Group plc for the year ended 30 June 2005.
Deloitte & Touche LLP
London, United Kingdom
7 October 2005